Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS REPORTS RECORD FIRST QUARTER RESULTS
Strong Growth and Operating Improvements Contribute to Jump in Profits
DAYTON, OHIO, January 9, 2008...Robbins & Myers, Inc. (NYSE:RBN) today reported diluted net earnings per share (DEPS) of $0.80 for its fiscal first quarter ended November 30, 2007, which is a first quarter record. In the prior year comparable period, the Company reported DEPS of $0.62, which included $0.19 of net benefit from special items that consisted primarily of a property sale gain. The year-over-year increase in DEPS was attributed to higher sales, an improved cost structure, and a lower tax rate. In addition, currency exchange rate changes contributed approximately $0.07 of the increase.
Robbins & Myers achieved record first quarter 2008 sales of $174 million, $19 million or 12% higher than in the prior year comparable period. Orders were a first quarter record $194 million, $32 million or 20% higher than in the prior year first quarter. Excluding the impact from disposed product lines and currency translation, sales increased 7% and orders increased 12%. All segments reported organic growth in the quarter, led by higher activity with the Company’s energy market customers. The Company ended the quarter with record backlog of $214 million.
The Company also reported $23 million of earnings before interest, taxes and minority interest (EBIT) in the first quarter of 2008, another first quarter record. EBIT margins were 13.4% in the quarter, an increase of 100 basis points. Excluding prior year special items, margins increased 390 basis points due largely to increased sales and completed restructuring activities. The Company also achieved a record $27 million of EBITDA in the first quarter of 2008, 45% higher than prior year results excluding special items.
“Our record first quarter results demonstrate the improvements we have made in our Company over the past few years,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “The Fluid Management group is benefiting from new product introductions and operational integration. The Process Solutions group continues to experience healthy demand from its global customer base, principally in the chemical markets, and is focused on business improvements. With the completion last year of announced restructuring actions, our Romaco group reported a profitable first quarter for the first time since fiscal 2004. While we are pleased to report record results, we recognize that we have significant opportunities for continuous improvement throughout Robbins & Myers.”
On the strength of first quarter performance, full year 2008 DEPS guidance was increased from $3.30-$3.50 to $3.55-$3.75. The Company also established second quarter 2008 DEPS guidance of $0.78-$0.88, as compared with actual results of $0.46 in the second quarter of 2007. The Company announced earlier today a 2-for-1 stock split of its common shares effected in the form of a share dividend on February 28, 2008 to holders of record on February 4, 2008. The Company’s guidance is stated on a pre-split basis.

First Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
The Company’s Fluid Management segment reported first quarter sales of $72 million, a 10% increase, and orders of $83 million, 24% higher. Excluding currency effects, sales increased 6% and orders improved 19% mostly as a result of favorable market conditions and customer demand for new Fluid Management products. EBIT grew 21% to $18 million, and margins expanded 230 basis points to 25.5%.
The Process Solutions segment reported sales of $71 million in the first quarter, a 9% increase or 3% before currency effects. Orders increased 19% to $77 million. Excluding currency effects, orders increased 8% on continued favorable conditions in global chemical markets. The segment achieved $8 million of EBIT in the first quarter. Excluding the $5 million property sale gain from the prior year, margins improved 120 basis points to 11.2%.
The Romaco segment reported first quarter sales of $30 million, 26% higher than in the prior year comparable period. Orders were $34 million, 11% higher. Excluding the impact from disposed product lines and currency translation, sales increased 18% and orders increased 5%. Increased sales and restructuring activities completed in the prior year enabled Romaco to achieve EBIT margins of 5.1% as compared with a loss of 12.4% in the prior year.
Conference Call to Be Held at 3:00 PM (EST) Today
A conference call to discuss these results has been scheduled for 3:00 p.m. EST on Wednesday, January 9, 2008, which can be accessed at www.robn.com or by dialing +1-866-713-8307 (US/Canada) or +1-617-597-5307, using conference ID #82145629. Replays of the call can be accessed by dialing +1-888-286-8010 (U.S./Canada) or +1-617-801-6888, both using replay ID #82410956.
About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to various non-GAAP measures, including EBITDA (earnings before interest, taxes, depreciation and amortization). The Company believes these measures are helpful to investors in assessing its performance. Reconciliations of these measures to comparable GAAP results are provided further below in this release.
In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries; a major decline in oil and natural gas prices; foreign exchange rate fluctuations; work stoppages related to union negotiations; customer order cancellations; business disruptions caused by the implementation of business computer systems; our ability to comply with the financial covenants and other provisions of our financing arrangements; events or circumstances which result in an impairment of assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and general economic conditions that can affect demand in the process industries. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward- looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(in thousands)	November 30, 2007	August 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$108,011	$116,110
Accounts receivable	151,255	152,779
Inventories	112,875	99,196
Other current assets	9,613	7,410
Deferred taxes	10,978	11,178

Total Current Assets	392,732	386,673

Goodwill & Other Intangible Assets	288,244	278,422
Deferred taxes	9,528	9,583
Other Assets	11,980	12,196

Property, Plant & Equipment	134,903	129,269

	$837,387	$816,143

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$73,244	$78,890
Accrued expenses	100,286	105,394
Current portion of long-term debt	72,730	72,522

Total Current Liabilities	246,260	256,806

Long-Term Debt — Less Current Portion	30,595	30,553
Deferred Taxes	24,818	24,818
Other Long-Term Liabilities	100,575	91,448
Shareholders’ Equity	435,139	412,518

	$837,387	$816,143

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands, except per share data)	2007	2006

Sales	$173,536	$154,433
Cost of sales	110,674	100,570

Gross profit	62,862	53,863

SG&A expenses	39,641	39,139
Other (income) expense	0	(4,439)

Income before interest and income taxes	23,221	19,163

Interest expense	727	1,540

Income before income taxes and minority interest	22,494	17,623

Income tax expense	7,955	6,663

Minority interest	601	347

Net income	$13,938	$10,613

Net Income Per Share:
Basic	$0.81	$0.63
Diluted	$0.80	$0.62

Weighted Average Common Shares Outstanding:
Basic	17,185	16,852
Diluted	17,321	17,031

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands)	2007	2006

Sales
Fluid Management	$72,355	$65,593
Process Solutions	70,849	64,859
Romaco	30,332	23,981	(2)

Total	$173,536	$154,433

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$18,448	$15,209
Process Solutions	7,956	11,513	(1)
Romaco	1,545	(2,972)	(2)
Corporate and Eliminations	(4,728)	(4,587)

Total	$23,221	$19,163

Depreciation and Amortization
Fluid Management	$1,653	$1,706
Process Solutions	1,669	1,594
Romaco	452	453
Corporate and Eliminations	222	256

Total	$3,996	$4,009

Orders
Fluid Management	$82,792	$66,541
Process Solutions	77,416	65,104
Romaco	33,713	30,283

Total	$193,921	$161,928

Backlog
Fluid Management	$53,394	$34,248
Process Solutions	105,481	88,677
Romaco	55,332	59,017

Total	$214,207	$181,942

(1) Fiscal 2007 includes a $5,036,000 gain on the sale of land and buildings.
(2) Fiscal 2007 includes $597,000 of costs related to the restructuring of our Romaco business. Fiscal 2007 also includes the sales and operations of the Zanchetta product line disposed in March of fiscal 2007.

Robbins & Myers, Inc. and Subsidiaries
Reconciliation of Net Income to EBIT and EBITDA

	Three Months Ended
	November 30,	November 30,
	2007	2006
Net income	$13,938	$10,613
Interest expense	727	1,540
Income taxes	7,955	6,663
Minority interest	601	347

EBIT	23,221	19,163

Minority interest	(601)	(347)
Depreciation & amortization	3,996	4,009

EBITDA	26,616	22,825

Special items
Other (income) expense	0	(4,439)

EBITDA before special items	26,616	18,386